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EXHIBIT 23.1




               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 33-80755, No. 333-20555, and No. 333-36951) of PeopleSoft, Inc.
and in the related Prospectuses and in the Registration Statements (Form S-8) pertaining to the Amended and Restated 1989 Stock Plan, the 1992 Directors' Plan, the Amended and Restated 1992 Employee Stock Purchase Plan of PeopleSoft, Inc., the Red Pepper Software Company 1993 stock option plan and the Intrepid Systems, Inc. 1992 stock option plan, of our report dated January 26, 1999, with respect to the consolidated financial statements of PeopleSoft, Inc. included in this Form 10-K for the year ended December 31, 1998 filed with the Securities and Exchange Commission.


                                                               Ernst & Young LLP


Walnut Creek, California
March 29, 1999